Exhibits 3.2

AMENDMENT TO BY-LAWS

Sections 1, 2 and 3 of Article X of the Corporation’s By-laws shall be amended and restated in full to read as follows:

“SECTION 1. Form of Stock. The stock of the Corporation may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and recorded as they are issued. Any duly appointed officer of the Corporation is authorized to sign stock certificates. Any or all of the signatures on any stock certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a stock certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

SECTION 2. Notice Upon Issuance or Transfer. Within a reasonable time after the issuance or transfer of uncertificated stock and upon the request of a stockholder, the Corporation shall send to the record owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of Delaware, the name of the stockholder, the number of shares and class (and the designation of the series, if any) of the stock, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Restated Certificate of Incorporation, these By-laws, any agreement among stockholders or any agreement between stockholders and the Corporation.

SECTION 3. Transfer and Registration of Stock. The transfer of stock and certificates of stock that represent shares of stock of the Corporation shall be governed by Article 8 of Title 6 of the Delaware Code (the Uniform Commercial Code — Investment Securities, as amended from time to time). Registration of transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or Assistant Secretary of the Corporation, and, with respect to transfers of certificated stock, on the surrender of the certificate(s) for such shares properly endorsed or accompanied by a stock power properly executed.”